Exhibit  23(d)(5)(h)(1)

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Assignment and Assumption Agreement (the "Agreement") is made and entered into as of April 28, 2003, between Morgan Stanley Investments LP (the "Assignor") (formerly known as Miller Anderson & Sherrerd, LP) and Morgan Stanley Investment Management Inc. (the "Assignee").

                               W I T N E S S E T H

     WHEREAS, Assignor currently serves as the sub-adviser of the MAS GVIT Multi Sector Bond Fund (the "Fund") of Gartmore Variable Insurance Trust (formerly Nationwide Separate Account Trust) (the "Trust"), pursuant to a sub-advisory agreement dated May 1, 2000 (the "Sub-Advisory Agreement") between the Assignor, the Trust and Villanova Mutual Fund Capital Trust (now known as Gartmore Mutual Fund Capital Trust) (the "Adviser") that was previously approved by a majority of the Fund's outstanding shares and by a majority of the Trust's trustees and of those trustees of the Trust who are not parties to the Sub-Advisory Agreement or "interested persons" of any such party as contemplated by Section 15 of the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the Assignee is currently registered as an investment adviser under the Investment Advisers Act of 1940; and

     WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Advisory Agreement and the Assignee proposes to accept assignment of such rights and assume corresponding obligations from the Assignor on such terms; and

     WHEREAS, the Board of Trustees of the Trust has agreed to have Assignor assign, and Assignee assume, the subadvisory responsibilities for the Fund pursuant to the Sub-Advisory Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     1. Assignment. Subject to the terms and conditions set forth herein, the Assignor hereby irrevocably assigns, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to the Assignee, and the Assignee hereby irrevocably accepts from the Assignor all rights, title and interest of the Assignor under the Sub-Advisory Agreement and assumes all obligations and duties of the Assignor under the Sub-Advisory Agreement from and after the Effective Date (as defined below). The Assignee is not assuming hereby any liabilities for any act or omission of the Assignor that took place prior to the Effective Date.

     2. Undertaking and Further Assurances. Each of the parties hereto agrees to take such further action as may be reasonably requested by the other party hereto and as shall be necessary or reasonably desirable to further effectuate the purposes of this Agreement.

     3. Representations and Warranties. Each of the Assignor and the Assignee represents and warrants to the other that: (a) it has full power and legal right to execute and deliver this Agreement and to perform the obligations set forth in this Agreement; (b) the execution, delivery and performance of this Agreement have been authorized by all necessary action on its part, corporate or otherwise, and do not violate any provisions of its charter or by-laws; and (c) this Agreement constitutes its legal, valid and binding obligation. The Assignor hereby further represents and warrants to the Assignee that it is the legal and beneficial owner of its right, title and interest in the Sub-Advisory Agreement, free and clear of all liens and adverse claims created by the Assignor.

     4. Effective Date; Related Payment Obligations. The assignment to the Assignee made pursuant to this Agreement shall be effective as of the date first listed above (the "Effective Date") when the Assignee has received, by facsimile or otherwise, copies of the counterparts of this Agreement duly executed by the Assignor, the Assignee, the Adviser and the Fund. From and after the Effective Date, (a) all fees and other amounts that would otherwise be payable to the Assignor in respect of the Sub-Advisory Agreement shall be paid to the Assignee, and (b) if the Assignor receives any payment in connection with the Sub-Advisory Agreement, the Assignor shall hold such payment for the benefit of the Assignee and shall promptly deliver it to the Assignee.

     5. Notice of Assignment. The Assignor hereby gives, and the Adviser and the Trust by their signature hereto hereby acknowledge, notice of the assignment and assumption of Assignor's right, title, interest, obligations and duties under the Sub-Advisory Agreement, and this Agreement shall be deemed to constitute effective notice under the Sub-Advisory Agreement.

     6. Independent Investigation. The Assignee acknowledges that it is assuming the right, title, interest, obligations and duties under the Sub-Advisory Agreement from the Assignor without representation or warranty except as provided in Section 3 hereof. The Assignee further acknowledges that it has made its own independent investigation of the Trust and the Fund. Except as set forth in Section 3, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made pursuant to or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or thereto. The Assignor has not acted nor will it be acting as either the representative, agent or trustee of the Assignee with respect to matters arising out of or relating to the Sub-Advisory Agreement or this Agreement. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on the Sub-Advisory Agreement and such documents and information as it has deemed appropriate, made its own decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Portfolio(s).

     7. Effect of Assignment. From and after the Effective Date, the Assignee shall be deemed automatically to have become a party to the Sub-Advisory Agreement and shall have all the rights, obligations and duties of an investment adviser under the Sub-Advisory Agreement and shall be bound by the terms and conditions thereof as if it were an original signatory thereto. The assignment provided for herein shall be without recourse to the Assignor.

     8. Investment Company Act Status of Assignment. Each of the parties hereto represent, and the Adviser and the Trust hereby acknowledge, that the assignment and assumption effected pursuant to this Agreement will not result in a change of actual control or management of the sub-adviser to the Fund and therefore, pursuant to Rule 2a-6 under the 1940 Act, will not be construed to be an "assignment" of an advisory agreement for purposes of Section 15(a)(4) of the 1940 Act and will not trigger the automatic termination thereof.

     9. Integration. This Agreement shall supersede any prior agreement or understanding between the parties as to the subject matter hereof.

     10. Counterparts; Successors and Assigns. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall be binding upon the parties and their respective successors and assigns.

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, provided that nothing herein shall be construed as being inconsistent with the 1940 Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                      MORGAN  STANLEY  INVESTMENTS  LP,
                                      f/k/a Miller Anderson & Sherrerd, LP, as Assignor

                                      By:     BERNARD  PETERSON
                                      Name:   Bernard  Peterson
                                      Title:  Executive  Director

                                      MORGAN  STANLEY  INVESTMENT
                                      MANAGEMENT  INC.,
                                      as  Assignee

                                      By:     STEFANIE  CHANS  YU
                                      Name:   Stefanie  Chans  Yu
                                      Title:   Executive  Director

Acknowledged  and  Accepted:

GARTMORE  MUTUAL  FUND  CAPITAL  TRUST  (formerly  Villanova Mutual Fund Capital
Trust)

                                        By:  GERALD  J.  HOLLAND
                                        Name:  Gerald  J.  Holland
                                        Title:  SVP  -  Chief  Administrative
                                        Officer


GARTMORE  VARIABLE  INSURANCE TRUST (formerly Nationwide Separate Account Trust)


                                        By:  JAMES  BERNSTEIN
                                        Name:  James  Bernstein
                                        Title:  Assistant  Secretary